Exhibit 11.1

NEOVASC INC.

CODE OF BUSINESS CONDUCT AND ETHICS

A.                                    Scope.

This Code of Business Conduct and Ethics (also referred to as the “Code”) applies to all directors, officers and employees of Neovasc Inc., as well as to directors, officers and employees of each of its subsidiaries.  Neovasc Inc. and its subsidiaries are referred to herein collectively as “Neovasc”.  Other individuals representing Neovasc (such as consultants or contractors) are also expected to abide by all applicable provisions of the Code and adhere to the principles and values set out in the Code when representing Neovasc to the public or performing services for, or on behalf of, Neovasc.  In this Code, “you” means all Neovasc employees, directors, officers and, where applicable, other representatives of Neovasc and “our” refers to Neovasc.

This Code will be available to any interested parties, including our shareholders.  The board of directors of Neovasc (the “Board”) will review the effectiveness of this Code on an ongoing basis to ensure that Neovasc’s business activities are conducted in accordance with this Code and that Neovasc’s reputation for high ethical standards is maintained.

B.                                    Purpose.

Neovasc is proud of the values with which it conducts business.  It has and will continue to uphold the highest levels of business ethics and personal integrity in all types of transactions and interactions.  To this end, this Code serves to (1) emphasize Neovasc’s commitment to ethics and compliance with the law; (2) set forth basic standards of ethical and legal behaviour; (3) provide reporting mechanisms for known or suspected ethical or legal violations; and (4) help prevent and detect wrongdoing.

In order to ensure that this Code is working effectively, questions or concerns about this Code are encouraged and will be treated seriously and respectfully.  This Code provides fundamental guidance with respect to expected standards for ethical conduct, but cannot describe all situations that you might face.  Accordingly, an important feature of this Code are the procedures for seeking further guidance if you have questions, and for communicating concerns that you might have regarding compliance with this Code, that everyone is encouraged to use.  In any ambiguous situation, you should seek advice from your supervisor, manager or other appropriate personnel to ensure that all actions taken on behalf of Neovasc honour this commitment.

C.                                    Compliance Procedures.

All employees, directors, officers and other representatives of Neovasc must work together to ensure prompt and consistent action against violations of this Code.  In some situations, however, it is difficult to know if a violation has occurred.  Because every situation that will arise cannot be anticipated, it is important that there is a way to approach a new question or problem.  These are the steps to keep in mind:

•                                          Ask first, act later.  If you are unsure of what to do in any situation, seek guidance before you act.

•                                          Make sure you have all the facts.  In order to reach the right solutions, you must be as informed as possible.

•                                          Ask yourself:  What specifically am I being asked to do?  Does it seem unethical or improper?  Use your judgment and common sense.  If something seems unethical or improper, it probably is.

•                                          Clarify your responsibility and role.  In most situations, there is shared responsibility.  Are your colleagues informed?  It may help to get others involved and discuss the problem.

•                                          Discuss the problem with your supervisor or manager.  This is the basic guidance for all situations.  In many cases, your supervisor or manager will be more knowledgeable about the questions, and he or she will appreciate being consulted as part of the decision-making process.

•                                          Seek help from Neovasc resources.  In rare cases where it would be inappropriate or uncomfortable to discuss an issue with your supervisor or manager, or where you believe your supervisor or manager has given you an inappropriate answer, discuss it with the Alexei Marko, Chief Executive Officer (the “Compliance Officer”).

•                                          You may report ethical violations in confidence without fear of retaliation.  If your situation requires that your identity be kept secret, your anonymity will be protected to the maximum extent consistent with Neovasc’s legal obligations.  Neovasc in all circumstances prohibits retaliation of any kind against those who report ethical violations in good faith.

D.                                    Ethical Standards.

1.                                      Honest and Responsible Conduct

Working for a company that conducts research and development on products to improve human health is an extraordinary privilege.  It also comes with enormous responsibility.  To achieve success, each of you must wholeheartedly embrace the obligations demanded by working in the life sciences industry.  You must also maintain strict compliance with the spirit and intent of applicable laws and regulations.

Neovasc expects its employees to maintain the highest of personal and professional ethics.  This standard of ethics includes values such as honesty, integrity, open communication and trust in all endeavours.  As a member of Neovasc, individual credibility is essential.  The manner in which you achieve success is often more important than the success itself.

2.                                      Conflicts of Interest.

A conflict of interest exists if your private interest interferes in any way with the interests of Neovasc.  A conflict can arise when you take action or have interests that may make it difficult to perform your work for Neovasc objectively and effectively.  Conflicts of interest may also arise when you, or members of your family, receive improper personal benefits as a result of your position at Neovasc.  Loans to, or guarantees of obligations of, to you and your family members may create conflicts of interest.  It is almost always a conflict of interest for you to work simultaneously for a competitor or supplier of Neovasc.  You should be sensitive to any activities, interests or relationships that might interfere with, or even appear to interfere with your ability to act in the best interests of Neovasc.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your supervisor, manager or other appropriate personnel or, if circumstances warrant, the Compliance Officer.  If you become aware of a conflict or potential conflict, you should bring it to the attention of your supervisor, manager or other appropriate personnel or consult the procedures described in Section F of this Code.

All directors and executive officers of Neovasc will disclose any material transaction or relationship that reasonably could be expected to give rise to such a conflict to the Chair of the Audit Committee of Neovasc (the “Audit Committee”).  No action may be taken with respect to such transaction or party unless and until such action has been approved by the Audit Committee.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with third parties.  No gift or entertainment should ever be offered or accepted by you or any family member of yours unless it (1) is consistent with customary business practices, (2) is not excessive in value, (3) cannot be seen by others as a bribe or payoff and (4) does not violate any laws or regulations.  The offer or acceptance of cash gifts by you is prohibited.  You should discuss with your supervisor, manager or other appropriate personnel any gifts or proposed gifts which you think may be inappropriate.

Gifts of nominal value (or gifts in such form and substance where accepting the gift will not influence your judgment of the giver), customary and reasonable meals and entertainment at which the giver is present, such as an occasional business meal and sporting event are generally acceptable, if permitted by applicable law.  If you have a question about the appropriateness of accepting a gift or invitation, consult with the Compliance Officer for guidance.

You will not make any payment, or provide a gift or favour to any person in a position of trust, such as a government or corporate official, to induce him or her to violate his or her duty or to obtain favourable treatment in the negotiations or the award of contracts or otherwise.

You must notify your supervisor, manager or other appropriate personnel of any business relationship or proposed business relationship that Neovasc may have with any company in which you or a related party has a direct or indirect interest or from which you or a related party may derive some benefit, or where a related party member is employed, if such relationship or transaction might give rise to the appearance of a conflict of interest.  This requirement generally does not apply if the interest consists solely as a result of your beneficial ownership of less than 1% of the outstanding publicly traded equity securities of such company.

Because of potential conflicts with Neovasc or even the potential perception of a conflict of interest, Neovasc requires that you obtain approval of the Compliance Officer before you accept a position as a director of an unaffiliated for-profit company or organization.  In connection with acceptance of an appointment as director of an unaffiliated for-profit company or organization you must ensure the proper treatment of confidential information received from such entity in connection with being a director.  Before accepting such an appointment, you are required to obtain approvals and execute certain documents specified by Neovasc on approving such directorships.  In addition you should not accept or hold a position as a director, employee, or agent of, or consultant or advisor to, any competitor of Neovasc unless you obtain Neovasc’s approval.

3.                                      Corporate Opportunities.

You owe a duty to Neovasc to advance its legitimate interests when the opportunity to do so arises.  You are prohibited from taking for yourself opportunities that are discovered through the use of corporate property, information or position without the consent of the Board.  You may not use corporate property, information or position for improper personal gain, and you will not compete with Neovasc directly or indirectly.

4.                                      Fair Dealing.

Neovasc is committed to promoting equal opportunity in all dealings with employees, clients, suppliers and others.  Neovasc will conduct its business in a manner that will make it a desirable employer. In doing so, Neovasc will:

•                                          strive to maintain a work environment in which the personal dignity of all individuals is respected by it as well as its employees;

•                                          prohibit discrimination, intimidation or harassment on the basis or race, gender, sexual orientation or religious beliefs or any other personal characteristic protected by law; and

•                                          forbid coercion or intimidation in the workplace.

Keeping these principles in mind, you are required to behave honestly and ethically at all times and with all people.  You are required to act in good faith, with due care, and to engage only in fair and open competition, by treating competitors, suppliers, customers, colleagues and shareholders in an ethical manner.  Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.  You will not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice.

You will not make any payment, directly or indirectly, to a person who has a decision-making role in a contemplated transaction with Neovasc in an attempt to influence such decision.

You will not use illegal means to obtain information on any business matters generally, and more particularly, on those being the object of research, studies or analysis by Neovasc.

Fees that are paid to agents and consultants are to be reasonable and in accordance with sound business practice.

You will not knowingly aid or abet any party to circumvent any laws, evade income taxes or defraud minority interests or creditors.  Accordingly, no payment due to a customer, agent or distributor to a third party or to another entity nominated by the customer, agent or distributor, will be made if, after reasonable inquiry, it is possible that such purpose is intended.  No payments are to be made to an unidentified bank account.

All contractual agreements of Neovasc will only be entered into by officers of Neovasc in accordance with the authority given to such officers by the Board.  All agreements for the procurement of goods and services by Neovasc will be made in accordance with Neovasc’s procurement policy.

5.                                      Insider Trading.

Those of us who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of Neovasc’s business.  All non-public information about Neovasc should be considered confidential information.  It is illegal to trade in securities of Neovasc while in possession of material, non-public information (unless such trades are effected pursuant to a pre-existing automatic securities disposition or purchase plan established in accordance with Neovasc’s Disclosure and Insider Trading Policy).  The definition of “material, non-public information” is broad.  Information is “material” (and potentially subject to the prohibition of insider trading) if there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security, or if the information, if made public, likely would affect the market price of Neovasc’s securities.  Information may be material even if it relates to future, speculative or contingent events, and even if it is significant only when considered in combination with publicly available information.  Information is considered to be “non-public” unless it has been publicly disclosed, and adequate time has passed for the securities markets to digest the information. It is also illegal to “tip” or pass on inside information to any other person if you know or reasonably suspect that the person receiving such information will misuse such information by trading in securities or passing such information on further, even if no monetary benefit is received from the tippee.

6.                                      Confidentiality.

You must maintain the confidentiality of confidential information entrusted to you, except when disclosure is authorized by an appropriate officer of Neovasc or required by laws or regulations.  Confidential information includes all non-public information that might be of use to competitors or harmful to Neovasc or its customers if disclosed.  It also includes information that suppliers and customers have entrusted to Neovasc.  The obligation to preserve confidential information continues even after employment ends.

7.                                      Protection and Proper Use of Neovasc Assets.

Confidential Information — Information about Neovasc’s business activities, technology, plans and strategies, which has not been publicly disclosed by Neovasc or is not publicly available, is confidential.  You will conduct yourself in a manner that protects and safeguards Neovasc’s confidential information.  Each of us signs a confidentiality agreement or an employment agreement containing confidentiality undertakings and is required to strictly abide by such terms.

If you believe it is necessary to disclose confidential information to a third party in order for the third party to provide a valuable service to Neovasc, you will first seek the guidance of the Compliance Officer prior to disclosure of any confidential information.

Confidential information of a third party that has been communicated to Neovasc must be protected and is not to be used or disclosed except in accordance with the terms under which it was provided to Neovasc.  Any employee who has access to information of a third party that has been provided pursuant to a confidentiality agreement between the third party and Neovasc must be familiar with the terms of that agreement and act in accordance with such terms.

Intellectual Property — Neovasc’s intellectual property (including: trade secrets, patents, trademarks and copyrights) is one of its most important business assets and each of you, pursuant to your employment agreement or confidentiality agreement, is under an obligation to Neovasc to safeguard intellectual property as confidential information that is proprietary to Neovasc.  Any ideas, inventions, or documentation that a Neovasc employee generates is the intellectual property of Neovasc.  This intellectual property must be disclosed to Neovasc and must be kept strictly confidential.  Unless you have consent from the Compliance Officer, such information cannot be disclosed to a third party at any time including after termination of employment.

Other Neovasc Assets — Each of us is personally responsible for protecting and appropriately using Neovasc’s property that is entrusted to us.  In addition to confidential or proprietary information and intellectual property, Neovasc’s assets include physical assets such as equipment and facilities, as well as its information and communications systems, computer and telephonic equipment and supplies.

You should endeavour to protect Neovasc’s assets and ensure their efficient use.  Theft, carelessness, and waste have a direct impact on Neovasc’s profitability.  Any suspected incident of fraud or theft should be immediately reported to your supervisor, manager or other appropriate personnel for investigation.  Neovasc’s equipment should not be used for non-Neovasc business, though incidental personal use is permitted.

Your obligation to protect Neovasc’s assets also includes information such as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports.  Unauthorized use or distribution of this information violates Neovasc policy.  It could also be illegal and result in civil or criminal penalties.

8.                                      Compliance with Laws, Rules and Regulations.

Obeying the law, both in letter and in spirit, is the foundation on which Neovasc’s ethical standards are built.  In conducting the business of Neovasc, you will strictly comply with applicable governmental laws, rules and regulations at all levels of government in Canada and in any non-Canadian jurisdiction in which Neovasc does business.  Although not all of us are expected to know the details of these laws, it is important to know enough about the applicable local, provincial and federal laws to determine when to seek advice from your supervisor, manager or other appropriate personnel.

These areas of regulated business activity require particular attention:

Compliance with securities laws and regulations — You are expected to read, understand, and comply with Neovasc’s policies, and to immediately bring forward to your manager, supervisor or other appropriate personnel information regarding any development that might be material to investors.  Additionally, each of Neovasc’s officers is required to carry out his or her responsibilities in a manner that supports full compliance by Neovasc with our disclosure obligations.

Laws and regulations governing safety and the environment — Neovasc is committed to providing a safe and healthy work environment and to protecting and preserving the environment.  You will comply with environmental, health and safety laws and regulations, and follow Neovasc’s environmental and safety policies and procedures.

Laws and regulations respecting privacy and human rights in the workplace — Neovasc is committed to providing a work environment where you are free from discrimination or harassment.  To ensure that all employees are treated with dignity and respect, as well as to ensure compliance with applicable laws, you will comply fully with Neovasc’s Harassment Policy.

Laws relating to the pharmaceutical industry — The development, manufacture, approval and marketing of our products are subject to complex and extensive governmental regulation.  You must comply fully and strictly with the requirements of Health Canada and its counterparts in other countries, if applicable.  You must also comply with all applicable regulations governing the manufacturing, quality control, pre-clinical evaluation and clinical testing of investigational new drugs.  Neovasc is committed to the highest standards of quality assurance.  All employees who prepare information, records, communications with or submissions to governmental agencies must do so diligently, accurately, completely and with complete integrity.

Antitrust and Competition Laws — Neovasc is subject to complex laws known as “antitrust” laws designed to preserve competition among enterprises and to protect consumers from unfair business arrangements and practices.  It is the policy of Neovasc to comply with antitrust and competition laws of each country in which it does business. You are expected to comply with these laws at all times.

9.                                      Timely and Truthful Public Disclosure.

If you are involved in the preparation of reports and documents filed with or submitted to the Canadian securities regulatory authorities and other regulators by Neovasc, and in other public communications made by Neovasc (including the preparation of financial or other reports and the information included in such reports and documents), you will make disclosures that are full, fair, accurate, timely and understandable.  Where applicable, you will provide thorough and accurate financial and accounting data for inclusion in such disclosures.  You will not knowingly conceal or falsify information, misrepresent material facts or omit material facts necessary to avoid misleading Neovasc’s independent public auditors or investors.

10.                               Effective Financial Controls and Accurate Records.

You must record all assets and liabilities in accordance with accepted accounting standards.  No undisclosed or unrecorded fund or asset will be established or maintained for any purpose.

No false or artificial entry, or entry that obscures the purposes of the underlying transaction, will be made in Neovasc’s books or records for any reason.

You must not conceal any information from Neovasc’s independent auditors.  It is a breach of this Code and the law for you to attempt to influence, such as through bribery or otherwise, the conduct of the external audit or the determination or judgment of Neovasc’s auditors.

The Chief Executive Officer and each senior financial officer will promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal control over financial reporting that could adversely affect Neovasc’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Neovasc’s financial reporting, disclosures or internal control over financial reporting.

E.                                    Responsibility for Code of Ethics Compliance.

This Code applies to all employees, officers and directors of Neovasc, and, to the extent applicable, all other representatives of Neovasc.  All officers, senior financial managers, human resources managers and legal counsel are expected to conduct themselves in a manner that fosters compliance with this Code and to that end each is required to abide by additional undertakings to Neovasc that he or she will exhibit role model behaviour in respect of this Code.

Overall responsibility for monitoring compliance with this Code will rest with the Board. Certain aspects of that responsibility may be delegated by the Board to the Audit Committee or the Compliance Officer.

Neovasc encourages each of you to report any situation or conduct that you believe is contrary to this Code or constitutes a violation of any law or breach of another Neovasc policy.

Each supervisor, manager or other personnel who is made aware of any behaviour that might constitute a breach of this Code, is required to report such behaviour to the Compliance Officer, who must respond appropriately to any such report that is received.

Neovasc will not tolerate any retaliation or reprisal against anyone who in good faith reports a potential breach of this Code or raises a concern with respect to whether certain conduct constitutes a breach.  (“In good faith” means a report that is made honestly, whether or not the person has all of the facts or is certain a breach has occurred; a report that is knowingly false would not be in good faith.)

Neovasc will take disciplinary action, up to and including termination, in respect of breaches of this Code.  The type of disciplinary action will be dependent on the nature of the breach, and will be subject to and in accordance with applicable employment law.  Disciplinary action will be consistently applied.

You will follow established Neovasc policies and procedures.  Neovasc acknowledges that from time to time extenuating circumstances may arise where a policy cannot be fully adhered to in a particular instance.  Not every instance in which a policy is overridden or an exception to policy is taken will constitute a breach of this Code.  However, any decision to depart from this Code may only be made by the Board or Audit Committee and will, if applicable, be promptly disclosed as required by law or stock exchange regulation.

F.                                     How to Raise a Concern With Respect to this Code.

Neovasc encourages each of you to report any conduct that might constitute a breach of this Code.  A report may be made to your supervisor, manager, or other appropriate personnel or to the Compliance Officer.

A report may also be made by leaving an anonymous message, such as writing to your manager, supervisor or other appropriate personnel without identifying yourself.

However a submission is made, Neovasc encourages directors, officers and employees to provide as much detail as possible in order to allow the matter to be thoroughly investigated.

The Audit Committee has responsibility for ensuring that all submissions are appropriately investigated in accordance with an appropriate protocol.  You might be required to cooperate with such an investigation.  In the discretion of the Audit Committee the matter might be investigated by third parties.  Any supervisor, manager or other appropriate personnel who receives or is aware of an allegation of a breach of this Code will report it to the Compliance Officer.  The Compliance Officer will report to the Audit Committee in respect of each allegation of a breach of this Code brought to him or her.  The Audit Committee will oversee the taking of appropriate corrective actions where breaches of this Code have occurred, which may include the making of process improvements to corporate practices or procedures and/or the taking of disciplinary action, up to and including termination of employment in respect of employees whose conduct was in violation of this Code.  Such disciplinary action may include written notices to the individual involved that a violation has been determined, demotion or re-assignment of the individual involved and suspension with or without pay or benefits.  Violations of this Code may also constitute violations of law and may result in criminal penalties and civil liabilities for the offending person and Neovasc.  The type of disciplinary action that will be taken in respect of Code violations will be dependent on the nature of the violation and will be in accordance with and subject to applicable employment laws.

Approved by the Board: April 29, 2014